Exhibit 5.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form F-10 of our report dated March 29, 2018 relating to the consolidated financial statements of Emerald Health Therapeutics, Inc. appearing in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

February 19, 2019

Member of Deloitte Touche Tohmatsu Limited